EXHIBIT 99.2

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For Immediate Release
Monday, September 18, 2006


For further information contact
Edsel R. Burns
Energy Services Acquisition Corp.
(304) 528-2791

Press Release

Energy Services Acquisition Corp. completes initial public offering


Huntington, West Virginia, September 18, 2006 - Energy Services Acquisition Corp. (the "Company"; AMEX: ESA-U) announced today that its initial public offering of 8,600,000 units was consummated on September 6, 2006. Each unit issued in the initial public offering consists of one share of common stock and two warrants to purchase one share of common stock. The units were sold at an offering price of $6.00 per unit, generating aggregate gross proceeds of $51,600,000 to the Company.

On August 30, 2006, the Company also completed a private placement of 3,076,923 warrants to its directors, officers and a sixth individual. Ferris, Baker Watts, Incorporated acted as lead underwriter for the initial public offering. A copy of the prospectus may be obtained from Ferris, Baker Watts, Incorporated, 100 Light Street, 8th Floor, Baltimore, MD 21202.

Audited financial statements as of September 6, 2006, reflecting receipt of the proceeds upon consummation of the initial public offering and after the private placement have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Energy Services Acquisition Corp., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Energy Services Acquisition Corp. Energy Services Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business. The Company intends to focus their efforts on acquiring an operating business in the energy services sector headquartered in North America, but their efforts in identifying a prospective target business will not be limited to a particular industry.